NEWS RELEASE: Feb. 27, 2007	Contact:	Heather Beshears Vice President, Corporate Communications InPlay Technologies Tel: 480.586.3357 Heather@InPlayTechnologies.com

InPlay Technologies Receives Court Approval of $7.5 Million Claim in Delphi Bankruptcy

PHOENIX, Ariz. (February 27, 2007) - InPlay Technologies® (NASDAQ: NPLA), a developer and marketer of innovative, emerging technologies, today announced that it received bankruptcy court approval of the settlement agreement between InPlay Technologies and Delphi Corp. under which InPlay Technologies has been granted an allowed general unsecured claim against Delphi Automotive Systems LLC in the amount of $7.5 million.

“We are pleased to have reached this agreement with Delphi,” said Bob Brilon, CEO, InPlay Technologies. “With the claim stipulated, it becomes more marketable to firms purchasing Delphi debt. We anticipate pursuing opportunities to monetize the claim, which will strengthen our balance sheet and allow us to focus our attention on our growing MagicPoint® and Duraswitch® business opportunities.”

InPlay’s claim stems from an agreement signed between Duraswitch and Delphi in 2000. Delphi paid a non-refundable payment of $4 million and committed $12 million minimum royalties to Duraswitch through 2007 for exclusive rights to use Duraswitch technologies in the automotive industry. Delphi had paid $3 million of that $12 million commitment to InPlay, with an additional $3 million due in July 2006 and $6 million in July 2007. As part of its bankruptcy filing in October 2005, Delphi filed a motion seeking rejection of this agreement under relevant bankruptcy law. The Court allowed the rejection subject to InPlay's right to claim damages for the breach of the agreement. InPlay subsequently filed a damages claim for the remaining $9 million in minimum royalties.

About InPlay Technologies
InPlay Technologies develops, markets and licenses proprietary emerging technologies. Working with its licensees and OEM customers, InPlay offers technology solutions that enable innovative designs and improved functionality for electronic products. The company’s MagicPoint® technology is the only digital-based pen-input solution for the rapidly growing tablet PC and mobile computing markets. Its Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, making it ideal in a wide range of commercial and industrial applications. InPlay is focused on further commercializing these technologies and seeking additional innovative technologies to enhance its portfolio. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our ability to monetize the claim through the sale to a third party. Risks and uncertainties that could cause results to differ materially from those projected include our ability to obtain a favorable price for our claim and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 17, 2006. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

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